Exhibit 10.2

BRENMILLER ENERGY LTD.

THE 2013 GLOBAL INCENTIVE OPTION SCHEME

DEFINITIONS

For purposes of the Global Incentive Option Scheme and related documents, including without limitation, the Grant Notification Letter, the following definitions shall apply:

(a)	“Affiliate” or “affiliate” – a company controlled by, under common control with, or controlling, the Company.

(b)	“Board” - the Board of Directors of the Company.

(c)	“Cause” – any of the following:

(i)	conviction of any felony involving moral turpitude or affecting the Company or any of its affiliates;

(ii)	any refusal to carry out a reasonable directive of the chief executive officer, the Board or the Grantee’s direct supervisor, which involves the business of the Company or any of its affiliates and was capable of being lawfully performed;

(iii)	embezzlement of funds of the Company or any of its affiliates;

(iv)	any breach of the Grantee’s fiduciary duties or duties of care of the Company or any of its affiliates; including without limitation disclosure of confidential information of the Company or any of its affiliates;

(v)	any conduct (other than conduct in good faith), including without limitation, any act or omission, reasonably determined by the Board to be materially detrimental to the Company or any of its affiliates; and/or

(vi)	if and as such term is or may be defined under the Grantee’s employment agreement, service agreement or any other engagement agreement with the Company or any of its affiliates; and/or

(vii)	should circumstances arise as a result of which the Grantees’ employment with the Company and/or any of its affiliates is or may be terminated without severance pay.

For the avoidance of any doubt, it is hereby clarified that in any event of conflict between the definition of the term “Cause” in this Scheme and the definition of the term “Cause” in a certain employment agreement, the definition in this Scheme shall prevail in connection with the Option, with the Grant Notification Letter and with this Scheme.

(d)	“Chairman” - the chairman of the Committee.

(e)	“Committee” - a share option compensation committee, if so appointed by the Board, which shall consist of no fewer than two members of the Board.

(f)	“Company” – Brenmiller Energy Ltd., an Israeli company.

(g)	“Date of Grant” - the date of grant of an Option, as determined by the Board or the Committee and set forth in the Grantee’s Grant Notification Letter.

(h)	“Employee” - a person who is employed by the Company or any affiliate.

(i)	“Expiration Date” - the date upon which an Option shall expire, as set forth in Section 7.2 of the Scheme.

(j)	“Fair Market Value” - as of any date, the value of a Share determined as follows:

(i)	If the Shares are listed on any established Share exchange or a national market system, including without limitation the Tel-Aviv Share Exchange, the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Share Market, the Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported), as quoted on such exchange or system for the last market trading day prior to time of determination, as reported in the Wall Street Journal, or such other source as the Board deems reliable;

(ii)	If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii)	In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

(k)	“Grantee” - a person who receives or holds an Option under the Scheme.

(l)	“Grant Notification Letter” - a document to be signed between the Company and a Grantee that sets out and informs the Grantee with respect to the terms and conditions of the grant of an Option.

(m)	“IPO” - the initial public offering of the Company’s shares.

(n)	“Non-Employee” - a non-employee director, consultant, advisor, or service provider of the Company or any affiliate, or any other person who is not an Employee.

(o)	“Option” - an option to purchase one or more Shares of the Company pursuant to the Scheme.

(p)	“Purchase Price” - the price for each Share subject to an Option.

(q)	“Scheme” - this 2013 Global Incentive Option Scheme.

(r)	“Share(s)” - the ordinary shares, 0.01 nominal value each, of the Company.

(s)	“Successor Company” - any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

(t)	“Transaction” – each of the following:

(i)	a merger, acquisition or reorganization of the Company with one or more other entities in which the shareholders of the Company prior to the merger, acquisition or reorganization hold less than 50% of the voting power in the surviving entity as of immediately following the merger, acquisition or reorganization;

(ii)	a sale of all or substantially all of the shares or assets of the Company.

(u)	“Vested Option” - any Option, which has already been vested according to the Vesting Dates.

(v)	“Vesting Dates” - as determined by the Board or by the Committee, the date as of which the Grantee shall be entitled to exercise the Options or part of the Options, as set forth in Section 8 of the Scheme and in the Grantee’s Grant Notification Letter.

THE SCHEME

This scheme, as amended from time to time, shall be known as Brenmiller Energy Ltd. 2013 Global Incentive Option Scheme.

1.	PURPOSE OF THE SCHEME

The Scheme is intended to provide an incentive to retain, in the employ of the Company and its Affiliates, persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the Scheme.

Incentives under the Scheme shall only be issued to Grantees subject to the applicable law in their respective country of residence for tax purposes or any other purposes, as the case may be.

2.	ADMINISTRATION OF THE SCHEME

2.1	The Board shall have the power to administer the Scheme either directly or upon the recommendation of the Committee, all as provided by applicable law and in the Company’s Articles of Association. Notwithstanding the above, the Board shall automatically have residual authority if no Committee shall be constituted or if such Committee shall cease to operate for any reason. In such case, all references in the Scheme to “Committee” shall be treated as references to the “Board”.

2.2	The Committee shall select one of its members as its Chairman and shall hold its meetings at such times and places as the Chairman shall determine. The Committee shall keep records of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

2.3	Subject to applicable law, the Committee shall have the full power and authority to:

(i)	designate participants;

(ii)	determine the terms and provisions of the respective Grant Notification Letters, including, but not limited to, the number of Options to be granted to each Grantee, the number of Shares to be covered by each Option, provisions concerning the time and the extent to which the Options may be exercised and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary;

(iii)	determine the Fair Market Value of the Shares covered by each Option;

(iv)	designate the type of Options;

(v)	alter any restrictions and conditions of any Options or Shares subject to any Options;

(vi)	interpret the provisions and supervise the administration of the Scheme;

(vii)	accelerate the right of a Grantee to exercise in whole or in part, any previously granted Option;

(viii)	determine the Purchase Price of the Option;

(ix)	prescribe, amend and rescind rules and regulations relating to the Scheme; and

(x)	make all other determinations deemed necessary or advisable for the administration of the Scheme.

2.4	The Committee shall have the authority to grant, at its discretion, to the holder of an outstanding Option, in exchange for the surrender and cancellation of such Option, a new Option having a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled and containing such other terms and conditions, or to change the Purchase Price as the Board or the Committee may prescribe in accordance with the provisions of the Scheme.

2.5	Subject to the Company’s Articles of Association, all decisions and selections made by the Board or the Committee pursuant to the provisions of the Scheme shall be made by a majority of its members except that no member of the Board or the Committee shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board or the Committee relating to any Option to be granted to that member. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s Articles of Association, as the same may be in effect from time to time.

2.6	The interpretation and construction by the Committee of any provision of the Scheme or of any Grant Notification Letter thereunder shall be final and conclusive unless otherwise determined by the Board.

3.	DESIGNATION OF PARTICIPANTS

The persons eligible for participation in the Scheme as Grantees shall include any Employees and/or Non-Employees of the Company or of any affiliate.

The grant of an Option hereunder shall neither entitle the Grantee to participate nor disqualify the Grantee from participating in, any other grant of Options pursuant to the Scheme or any other option or share plan of the Company or any of its affiliates.

4.	SHARES RESERVED FOR THE SCHEME; RESTRICTION THEREON

4.1	The Company has reserved one million (1,000,000) authorized but unissued Shares, for the purposes of the Scheme and for the purposes of any other share option plans which may be adopted by the Company in the future, subject to adjustment as set forth in Section 6 below. Any Shares which remain unissued and which are not subject to the outstanding Options at the termination of the Scheme shall cease to be reserved for the purpose of the Scheme, but until termination of the Scheme the Company shall at all times reserve sufficient number of Shares to meet the requirements of the Scheme. Should any Option for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option may again be subjected to an Option under the Scheme or under the Company’s other share option plans, if any.

4.2	Each Option granted pursuant to the Scheme, shall be evidenced by a written Grant Notification Letter between the Company and the Grantee, in such form as the Board or the Committee shall from time to time approve. Each Grant Notification Letter shall state, among other matters, the number of Shares to which the Option relates, the type of Option granted thereunder, the Vesting Dates, the Purchase Price per share, the Expiration Date and such other terms and conditions as the Committee or the Board in its discretion may prescribe, provided that they are consistent with this Scheme.

4.3	Until the consummation of an IPO, such Shares shall be voted by an irrevocable proxy (the:”Proxy”) pursuant to the directions of the Board, such Proxy to be assigned to the person or persons designated by the Board.

5.	PURCHASE PRICE

5.1	The Purchase Price of each Share subject to an Option shall be determined by the Committee in its sole and absolute discretion in accordance with applicable law, subject to any guidelines as may be determined by the Board from time to time. Each Grant Notification Letter will contain the Purchase Price determined for each Grantee.

5.2	Without derogating from the above and in addition thereto, the Purchase Price of each Share subject to an Option shall be payable upon the exercise of an Option in the following acceptable forms of payment:

(i)	cash, check or wire transfer;

(ii)	if, and only to the extent, explicitly permitted by the provisions of the applicable Grant Notification Letter - exercise of part or all of vested Options through a “Net Exercise” method so that the Grantee will be entitle to receive pursuant to the exercise of the Options only the number of Shares representing the benefit component in the Options, based on the following formula, in exchange to paying only the par value of the Share. For the avoidance of doubt, according to this exercise method, the Grantee will not actually pay the Purchase Price which is used only for calculating the benefit component.

Y = the number of vested exercisable Options that the Grantee wishes to exercise into Shares;

A = the Fair Market Value (as defined below) of the Share at the date of exercise;

B = the Purchase Price;

N = the par value of the Share

(iii)	at the discretion of the Committee, any combination of the methods of payment permitted by any paragraph of this Section 5.2.

5.3	The Purchase Price shall be denominated in the currency determined by the Committee.

6.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Grantee’s rights to purchase Shares under the Scheme shall be adjusted as hereafter provided:

6.1	In the event of Transaction, the unexercised Options then outstanding under the Scheme may, at the sole discretion of the Board, (i) be assumed or substituted for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company holding Shares in connection and with respect to the Transaction; or (ii) be cancelled, effective as of the effective date of such Transaction. In the case of such assumption and/or substitution of Options, appropriate adjustments shall be made to the Purchase Price so as to reflect such action and all other terms and conditions of the Grant Notification Letters shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Committee or the Board, which determination shall be in their sole discretion and final. The Company shall notify the Grantee of the Transaction in such form and method as it deems applicable within 5 days following the effective date of such Transaction. In the event that the Board elects to cancel the unexercised Options, effective as of the effective date of the Transaction, the Company shall notify the Grantee of such election within 5 days following the effective date of such Transaction. To the extent that unexercised vested Options are cancelled by election of the Board, the Company shall ensure that each Grantee holding unexercised vested Options, receives, per Share underlying such Options (whether directly or by way of payment to a trustee holding such Grantees Options) – in the context of the Transaction and subject to any applicable deductions for withholding taxes, escrows, hold-backs, etc. – the positive excess (if any) of the per-Share consideration being received by the holders of Shares in the Transaction over the per-Share Purchase Price of the unexercised vested Options held by such Grantee.

6.2	For the purposes of Section 6.1 above, an Option shall be considered assumed or substituted if, following the Transaction, the Option confers the right to purchase or receive, for each Share underlying an Option immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of Shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Committee may, with the consent of the Successor Company, provide for the per-share consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding Shares in the Transaction; and provided further that the Committee may determine, in its discretion, that in lieu of such assumption or substitution of Options for options of the Successor Company or its parent or subsidiary, such Options will be substituted for any other type of asset or property, including cash, which is fair under the circumstances. In such case, the vesting terms shall continue to apply with respect to the substituted asset or property, unless otherwise determined by the Board.

6.3	Unless otherwise expressly determined by the Board, all Options, whether vested or unvested, shall expire and be cancelled, automatically, in the event that the Company is under a liquidation or dissolution proceeding, whether voluntary or involuntary.

6.4	Anything herein to the contrary notwithstanding, if, prior to the completion of the IPO all or substantially all of the shares of the Company are proposed to be sold, or in case of a Transaction, all or substantially all of the shares of the Company are proposed to be exchanged for securities of another Company, then each Grantee shall be obliged to sell or exchange, as the case may be, any Shares such Grantee purchased under the Scheme, in accordance with the instructions, if any, issued by the Board in connection with the Transaction, whose determination shall be final.

6.5	If the outstanding Shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, spin-off or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the Scheme or subject to any Options therefore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing the aggregate Purchase Price. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the Scheme (as set forth in Section 6 hereof), in respect of which Options have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

6.6	Should the Company declare a cash dividend to its shareholders, the number of Options and the per-share Purchase Price thereunder shall not be adjusted.

6.7	Notwithstanding anything to the contrary mentioned above, subject to this Section 6, the Grantee shall not be entitled to receive portion of Shares (or any substitute or asset exchanged therefor), and the number of shares (or other assets) allocated to the Grantee pursuant to any adjustments made pursuant to this Section 6, shall be rounded as to nearest whole number of shares (or other assets) and the provisions of this Scheme shall apply accordingly.

6.8	Without derogating from the provisions of the Scheme, it is to be clarified that in the event that the Company’s shares shall be registered for trading on the Tel-Aviv Stock Exchange Ltd., no exercise of an Option shall be made on the determination dates of the distribution of any share dividend (bonus shares), cash dividend, rights offering, share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company (the: “Company’s Event”). Also, it is to be clarified that if the “X” date of a Company’s Event occurs prior to the determination date of a Company’s Event, no exercise of an Option shall be made on the “X” date.

6.9	In the event that the Company’s Shares shall be registered for trading in any public market, the Grantee acknowledges that Grantee’s rights to sell the Shares may be subject to certain limitations (including a lock-up period) as will be requested by the Company or its underwriters, and the Grantee unconditionally agrees and accepts any such limitations.

7	TERM AND EXERCISE OF OPTIONS

7.1	Options shall be exercised by the Grantee by giving written notice to the Company and/or to any third party designated by the Company (the: “Representative”), in such form and method as may be determined by the Company, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

7.2	Options, to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Grant Notification Letter; (ii) the expiration of any extended period in any of the events set forth in Section 7.5 below; or (iii) the date upon which the Company becomes subject to a liquidation or dissolution proceeding, whether voluntary or involuntary (unless otherwise determined by the Board).

7.3	The Options may be exercised by the Grantee in whole at any time or in part from time to time, to the extent that the Options become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of Section 7.5 below, the Grantee is employed by or providing services to the Company or any of its affiliates, at all times during the period beginning with the granting of the Option and ending upon the date of exercise.

7.4	Subject to the provisions of Section 7.5 below, in the event of Termination of Grantee’s Employment or Services, with the Company or any of its affiliates, all Options granted to such Grantee will immediately expire. For the avoidance of doubt, in case of such Termination of Employment or Service, the unvested portion of the Grantee’s Option shall not vest and shall not become exercisable and the Grantee shall have no claim against the Company and/or its affiliate that his/her Options were prevented from continuing to vest as of such termination. Notwithstanding anything to the contrary mentioned above, a Grantee shall not cease to be an Employee only due to the transfer of such Employee’s employment among the Company and its affiliates.

7.5	Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Grantee’s Grant Notification Letter, an Option may be exercised after the date of termination of Grantee’s employment or service with the Company or any affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options at the time of such termination according to the Vesting Dates, if:

(i)	termination is without Cause, in which event any Vested Option still in force and unexpired may be exercised within a period of ninety (90) days from the Termination Date; or-

(ii)	termination is the result of death or disability of the Grantee, in which event any Vested Option still in force and unexpired may be exercised within a period of twelve (12) months from the Termination Date; or -

(iii)	prior to the date of such termination, the Committee shall authorize an extension of the terms of all or part of the Vested Options beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

For the purpose of this Section 7.5 and Section 7.4 above, “Termination of Grantee’s Employment or Services” and/or “Termination Date” shall be considered the actual termination date.

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option (whether vested or non-vested), will immediately expire and terminate, and the Grantee shall not have any right in connection to such outstanding Options.

7.6	Any form of Grant Notification Letter authorized by the Scheme may contain such other provisions as the Committee may, from time to time, deem advisable.

7.7	The Options and any underlying Shares are extraordinary, one-time benefits granted to the Grantee and are not and shall not be deemed a salary component for any purpose whatsoever, including in connection with calculating severance compensation under applicable law.

7.8	Neither the Grantee nor any other person, as the case may be, shall have any claim to be granted any Options, and there is no obligation by the Company for uniformity of treatment of Grantees or their beneficiaries (if applicable). The terms and conditions of the Options granted under this Scheme and any of the Board’s determinations and interpretations with respect thereto need not be the same with respect to each Grantee (whether or not such Grantees are similarly situated).

8.	VESTING OF OPTIONS

8.1	Subject to the provisions of the Scheme, each Option shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Grant Notification Letter. However, no Option shall be exercisable after the Expiration Date.

8.2	An Option may be subject to such other terms and conditions on the time or times when it may be exercised, as the Committee may deem appropriate. The vesting provisions of individual Options may vary.

9.	SHARES SUBJECT TO RIGHT OF FIRST REFUSAL

9.1	Notwithstanding anything to the contrary in the Articles of Association of the Company, none of the Grantees shall have a right of first refusal in relation with any sale of shares in the Company.

9.2	Unless otherwise determined by the Committee, until such time as the Company shall complete an IPO, a Grantee shall not have the right to sell Shares issued upon the exercise of an Option within six (6) months and one day of the date of exercise of such Option or issuance of such Shares. Unless otherwise determined by the Committee, until such time as the Company shall complete an IPO, the sale of Shares issuable upon the exercise of an Option shall be subject to a right of first refusal on the part of the Repurchaser(s).

Repurchaser(s) means (i) the Company, if permitted by applicable law, (ii) if the Company is not permitted by applicable law, then any affiliate of the Company designated by the Committee; or (iii) if no decision is reached by the Committee, then the Company’s existing shareholders (save, for avoidance of doubt, for other Grantees who already exercised their Options), pro rata in accordance with their shareholding. The Grantee shall give a notice of sale (hereinafter the “Notice”) to the Company in order to offer the Shares to the Repurchaser(s).

9.3	The Notice shall specify the name of each proposed purchaser or other transferee (hereinafter the “Proposed Transferee”), the number of Shares offered for sale, the price per Share and the payment terms. The Repurchaser(s) will be entitled for thirty (30) days from the day of receipt of the Notice (hereinafter the “Notice Period”), to purchase all or part of the offered Shares on a pro rata basis based upon their respective holdings in the Company.

9.4	If by the end of the Notice Period not all of the offered Shares have been purchased by the Repurchaser(s), the Grantee shall be entitled to sell such Shares at any time during the ninety (90) days following the end of the Notice Period on terms not more favorable than those set out in the Notice, provided that the Proposed Transferee agrees in writing that the provisions of this section shall continue to apply to the Shares in the hands of such Proposed Transferee. Any sale of Shares issued under the Scheme by the Grantee that is not made in accordance with the Scheme or the Grant Notification Letter shall be null and void.

10.	DIVIDENDS

Notwithstanding anything mentioned above, and in addition thereto, with respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options) allocated or issued upon the exercise of Options purchased by the Grantee and held by the Grantee or by the Trustee, as the case may be, the Grantee shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends.

11.	PURCHASE FOR INVESTMENT

The Company’s obligation to issue or allocate Shares upon exercise of an Option granted under the Scheme is expressly conditioned upon:

(i)	the Company’s completion of any registration or other qualifications of such Shares under all applicable laws, rules and regulations, or;

(ii)	representations and undertakings by the Grantee (or his legal representative, heir or legatee, in the event of the Grantee’s death) to assure that the sale of the Shares complies with any registration exemption requirements which the Company in its sole discretion shall deem necessary or advisable.

Such required representations and undertakings may include representations and agreements that such Grantee (or his legal representative, heir, or legatee):

(i)	is purchasing such Shares for investment and not with any present intention of selling or otherwise disposing thereof; and;

(ii)	agrees to have placed upon the face and reverse of any certificates evidencing such Shares a legend setting forth (a) any representations and undertakings which such Grantee has given to the Company or a reference thereto, and (b) that, prior to effecting any sale or other disposition of any such Shares, the Grantee must furnish to the Company an opinion of counsel, satisfactory to the Company, that such sale or disposition will not violate the applicable laws, rules and regulations of the United States or any other state having jurisdiction over the Company and the Grantee.

12.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

No Option or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, other than by will or by laws of decent and distribution, or as specifically otherwise allowed under the Scheme, except as specifically allowed under the Scheme, and during the lifetime of the Grantee each and all of such Grantee’s rights to purchase Shares hereunder shall be exercisable only by the Grantee.

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

13.	EFFECTIVE DATE, DURATION, AMENDMENTS OR TERMINATION OF THE SCHEME

13.1	The Scheme shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption (the: “Termination Date”).

13.2	The Company shall obtain the approval of the Company’s shareholders for the adoption of this Scheme and/or the Annexes thereto, or for any amendment to this Scheme and/or the Annexes thereto, if shareholders’ approval is required under any applicable law including without limitation the U.S. securities law or the securities laws of other jurisdiction applicable to Options granted to Grantees under this Scheme and/or the Annexes thereto, or if shareholders’ approval is required by any authority or by any governmental agencies or national securities exchanges including without limitation the U.S. Securities and Exchange Commission.

13.3	The Board may at any time, subject to the provisions of Section 13.2 above and all applicable law, amend, alter, suspend or terminate the Scheme, provided, however, that

(i)	the Board may not extend the term of the Scheme specified in Section 13.1 above and;

(ii)	no amendment, alteration, suspension or termination of the Scheme shall impair the rights of any Grantee, unless mutually agreed otherwise by the Grantee and the Company, which agreement must be in writing and signed by the Grantee and the Company.

Earlier termination of the Scheme prior to the Termination Date shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Scheme prior to the date of such earlier termination.

14.	GOVERNMENT REGULATIONS

The Scheme, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or of the United States or any other State having jurisdiction over the Company and the Grantee, including the registration of the Shares under the United States Securities Act of 1933, and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

15.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the Scheme nor the Grant Notification Letter with the Grantee shall impose any obligation on the Company or an Affiliate thereof, to continue any Grantee in its employ or service, and nothing in the Scheme or in any Option granted pursuant thereto shall confer upon any Grantee any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

16.	GOVERNING LAW & JURISDICTION

The Scheme shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the Scheme.

17.	TAX CONSEQUENCES

17.1	Any tax consequences to any Grantee arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its affiliates, or the Grantee) hereunder shall be borne solely by the Grantee. The Company and/or its affiliates and any applicable trustee, if and as applicable, shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Grantee shall agree to indemnify the Company and/or its representatives and/or its officers and/or its directors and/or its affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Grantee.

17.2	The Company shall not be required to release any Share or Share certificate to a Grantee until all required payments, including tax payments, have been fully made.

18.	NON-EXCLUSIVITY OF THE SCHEME

The adoption of the Scheme by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise than under the Scheme, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of options to Grantees of the Company under their employment agreements, and not in the framework of any previous option scheme, shall not be deemed an approved incentive arrangement for the purpose of this Section.

19.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the Scheme at the same time, or at any other time. The Board may also grant more than one Option to a given Grantee during the term of the Scheme, either in addition to, or in substitution for, one or more Options previously granted to that Grantee.

20.	RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the Scheme may be adjusted with respect to a particular country by means of an addendum to the Scheme in the form of an annex (the: “Annex”), and to the extent that the terms and conditions set forth in the Annex conflict with any provisions of the Scheme, the provisions of the Annex shall govern. Terms and conditions set forth in the Annex shall apply only to Options issued to Grantees under the jurisdiction of the specific country that is subject of the Annex and shall not apply to Options issued to any other Grantee. The adoption of any such Annex shall be subject to the approval of the Board and if required the approval of the shareholders of the Company.

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